                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Polk Audio, Inc.
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                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [ ] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                               polk audio [LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             MONDAY, JULY 28, 1997
                            ------------------------

To the Stockholders of
POLK AUDIO, INC.:

     Notice is hereby given that the 1997 Annual Meeting of Stockholders (the "Meeting") for POLK AUDIO, INC. (the "Company") will be held at 9:00 a.m. local time on Monday, July 28, 1997 at the offices of Piper & Marbury L.L.P., 2nd Floor, 36 South Charles Street, Baltimore, Maryland 21201, for the following purposes:

     (1) to elect five (5) directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

     (2) to transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed May 23, 1997 as the record date for the Meeting. Only stockholders of record at the close of business on May 23, 1997 will be entitled to notice of, and to vote at, the Meeting and any adjournments or postponements thereof.

                                          By order of the Board of Directors

                                          Matthew S. Polk, Jr.
                                          Secretary

Baltimore, MD
June 26, 1997

     IT IS IMPORTANT TO YOU AND THE COMPANY THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY AND THEN TO SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THE GIVING OF YOUR PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE MEETING IF SUCH PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                POLK AUDIO, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement, Notice of Annual Meeting of Stockholders, and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Polk Audio, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held on July 28, 1997 and at any adjournments or postponements thereof. Only stockholders of record at the close of business on May 23, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. Management anticipates that the mailing to stockholders of these proxy materials and a copy of the Company's Annual Report to Stockholders for the fiscal year ended March 30, 1997 will occur on or about June 26, 1997.

     The Company's principal executive offices are located at 5601 Metro Drive, Baltimore, Maryland 21215, and its telephone number at such address is (410) 358-3600.

     If the accompanying proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all the nominees for election to the Board of Directors listed in this proxy statement and named in the accompanying proxy and in the best discretion of the proxy holders as to any other matters, including, but not limited to, the election of one or more persons to fill any vacancy that exists on the Board of Directors at the time of the Meeting or any adjournments or postponements thereof. Any stockholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice of revocation to the Secretary of the Company, or by executing another proxy dated as of a later date, or by voting in person at the Meeting.

     The only voting securities of the Company are shares of common stock, par value $0.01 per share (the "Common Stock"), each of which is entitled to one vote. At the Record Date, the Company had issued and outstanding 1,823,035 shares of Common Stock. The presence, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum. Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock of the Company present or represented by proxy at the Meeting, with a quorum present. The affirmative vote of the holders of the majority of the shares of Common Stock present or represented by proxy at the Meeting is required for the approval of any other matter that may properly come before the Meeting. Abstentions and broker non-votes will not be considered to be votes cast for the foregoing purposes.

                             ELECTION OF DIRECTORS

     A Board of Directors consisting of five (5) members will be elected at the Meeting to hold office until the next Annual Meeting of Stockholders of the Company or until their successors are duly elected and qualified. The Board of Directors has unanimously approved the nominees named below, all of whom are current members of the Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the five nominees to the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

     The following table lists the names and ages of the nominees to the Board of Directors as of the Record Date and the year in which they were first elected directors of the Company. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE FOLLOWING NOMINEES:

                                                                                  SERVED AS
                                NAME                                AGE         DIRECTOR SINCE
    -------------------------------------------------------------   ---         --------------
    George M. Klopfer............................................   47               1972
    Matthew S. Polk, Jr. ........................................   47               1972
    Craig C. Georgi..............................................   48               1977
    Wilbert H. Sirota............................................   59               1986
    Robert B. Barnhill, Jr. .....................................   53               1992

     Matthew S. Polk, Jr., a founder of the Company, has served as Chairman of the Board of Directors of the Company since its founding in June 1972. In addition, he served as the Company's Treasurer from 1972 to 1983 and has been its Secretary from 1977 to the present. Mr. Polk also served as Vice
President -- Engineering from 1981 to 1995. Mr. Polk graduated from The Johns Hopkins University in 1971 with an undergraduate degree in physics and has spent his entire working career with the Company.

     George M. Klopfer, a founder of the Company, has been a Director of the Company since its founding in June 1972. He has been the Company's Chief Executive Officer from 1984 to present. In addition, he served as the Company's President from 1972 through 1995, the Company's Secretary from 1972 to 1977 and the Company's Treasurer from 1984 to 1995. Mr. Klopfer graduated from The Johns Hopkins University in 1971 and has spent his entire working career with the Company.

     Craig C. Georgi joined the Company as its first assembly worker in 1974. He became a Director in 1977 and has been Vice President -- Manufacturing since 1981. Mr. Georgi has a Masters in Business Administration from Loyola College and has spent his entire working career with the Company.

     Wilbert H. Sirota joined the law firm of Piper & Marbury L.L.P., Baltimore, Maryland, as a partner in June 1992. Prior to that time, he had been a partner of the Baltimore law firm of Frank, Bernstein, Conaway & Goldman since 1966. Mr. Sirota holds an LLM in taxation from Georgetown University.

     Robert B. Barnhill, Jr. is Chairman and Chief Executive Officer of TESSCO Technologies, Incorporated (NASDAQ/NNM:TESS). TESSCO is a technology supplier to the wireless communications industry. Mr. Barnhill holds a Bachelor of Science degree in Electrical Engineering from Cornell University and a Masters in Business Administration from the Wharton School of Business at the University of Pennsylvania. Mr. Barnhill is also a member of the Board of Directors of Provident Bankshares Corporation, a Maryland-based bank holding company (NASDAQ/NNM:PBKS).

     Executive Officers.  The following information is provided regarding James
M. Herd, the President of the Company, Gary B. Davis, the Treasurer and Chief Financial Officer of the Company, Peter D. Gaskarth, Vice President of Polk Home Entertainment Products, Robert E. Limbaugh, Vice President of Polk Automotive Products, Thomas C. Roddam, Vice President of Eosone Home Products, and Keith A. Ballard, Vice President of Marketing. These are the only executive officers of the Company who are not also Directors.

     James M. Herd, age 48, was elected President in March 1996, and has been with the Company since December 1991. He served as Vice President of Sales and Marketing from 1991 through 1995. Mr. Herd was employed at Bose Corporation, a manufacturer of stereo loudspeaker systems, as Director of North American Sales prior to his employment at the Company. Mr. Herd's career at Bose Corporation spanned 15 years where he held various sales and management positions.

     Gary B. Davis, age 37, Treasurer since July 1995 and Chief Financial Officer since July 1989, has been with the Company since October 1983. Mr. Davis was employed with Heine & Hermann, P.A., C.P.A.'s prior to his employment at the Company and attained his C.P.A. in 1982. Mr. Davis graduated from Westminster College in 1981 with an undergraduate degree in Business and Accounting.

     Peter D. Gaskarth, age 52, Vice President of Polk Home Entertainment Products since March 1996, has been with the Company since 1992. Mr. Gaskarth was employed at AGI (Electronics) Ltd. where he acted as Chief Executive Officer for ten years. Mr. Gaskarth graduated from Bradford University in the U.K. in 1968.

     Robert E. Limbaugh, age 42, Vice President of Polk Automotive Products since March 1996, has been with the Company since May 1993. Mr. Limbaugh has been involved in the consumer electronics industry since 1973, most recently employed as U.S. National Sales Manager for seven years at Linear Power, Inc., a manufacturer of automotive amplifiers.

     Thomas C. Roddam, age 43, Vice President of Eosone Home Products since March 1996, has been with the Company since September 1994. Prior to joining the Company, Mr. Roddam had been in the consumer electronics industry for seventeen years and most recently served as Western Regional Manager for the Bose Corporation. Mr. Roddam graduated with a Masters in Business Administration from the University of Denver in 1991.

     Keith A. Ballard, age 47, Vice President of Marketing since March 1996, has been with the Company since February 1985. Mr. Ballard has been involved in the advertising and design industry for the past twenty-four years. Mr. Ballard graduated from North Carolina State University in 1973 with a dual undergraduate degree in Industrial and Visual Design.

                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

     Directors' Compensation. Employee directors receive no additional compensation for service on the Board of Directors or any of its committees. Directors who are not also employees of the Company are paid a fee of $1,000 per month, regardless of the number of meetings attended.

     Board and Committee Meetings. The Audit Committee of the Board, consisting of Messrs. Sirota and Barnhill, meets with the Company's independent public accountants to review the scope of audit coverage and to review the results of the accountants' audit of the Company's financial statements. The Audit Committee met once during fiscal 1997. The Board does not have a standing nominating or compensation committee.

     During fiscal 1997, each director of the Company attended 75% or more of the aggregate of all Board meetings and all meetings of committees on which such director served. The Board met five times during fiscal year 1997.

                         SECURITIES BENEFICIALLY OWNED

     The following table sets forth, at the Record Date, the amount and percentage of the Company's outstanding Common Stock beneficially owned by each director and nominee for director, each executive officer named in the Summary Compensation Table, all directors and executive officers as a group and by all persons, to the knowledge of the Company, beneficially owning more than five percent (5%) of the Company's Common Stock. Unless otherwise indicated in the notes following the table, the individuals named below have sole voting and disposition powers over the shares beneficially owned by them.

                                                   AMOUNT AND NATURE OF           PERCENTAGE OF
                        NAME                       BENEFICIAL OWNERSHIP         OUTSTANDING SHARES
    --------------------------------------------   --------------------         ------------------
    George M. Klopfer...........................          346,583                      19.0%
    Matthew S. Polk, Jr. .......................          346,583                      19.0%
    Craig C. Georgi.............................          120,550                       6.6%
    Wilbert H. Sirota...........................            1,000                       *
    Robert B. Barnhill, Jr. ....................           10,000(1)                    *
    James M. Herd...............................          100,000                       5.5%
    Peter D. Gaskarth...........................           50,000                       2.7%
    All directors and executive officers as a
      group (11 persons)........................          994,536(1)                   54.1%
    NAME AND ADDRESS OF OTHER
    5% HOLDERS OF COMMON STOCK
    --------------------------------------------

    Lighthouse Capital Management, Inc.(2)......          147,775                       8.1%
    10000 Memorial Drive, #660
    Houston, TX 77024
    Athena Capital Management, Inc.(3)..........           97,490                       5.3%
    621 E. Germantown Pike, Suite 105
    Plymouth Valley, PA 19401

---------------
 * Constitutes less than 1% of the outstanding shares of Common Stock eligible to vote.

(1) The number of shares stated as "beneficially owned" includes shares that certain persons, as of the Record Date, have the right to acquire beneficial ownership within 60 days upon the exercise of outstanding options. If such options are exercised, Mr. Barnhill would acquire 10,000 shares and all other directors and executive officers as a group would acquire 3,587 shares.

(2) Based on information provided to the Company on Form 13G dated February 19, 1997, Lighthouse Capital Management, Inc. has shared voting and disposition power with respect to such shares.

(3) Based on information provided to the Company on Form 13G dated January 22, 1997, Athena Capital Management, Inc. has shared voting and disposition power with respect to 95,490 shares and sole voting and disposition power with respect to 2,000 shares.

                             EXECUTIVE COMPENSATION

     Summary Compensation Table. The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the four executive officers of the Company and its subsidiaries who, in addition to the Chief Executive Officer, received the highest compensation during the fiscal year ended March 30, 1997.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                            ANNUAL COMPENSATION(1)         SECURITIES
                                         -----------------------------     UNDERLYING
                                         FISCAL                             OPTIONS/          ALL OTHER
     NAME AND PRINCIPAL POSITION         YEAR    SALARY($)    BONUS($)      SARS(#)       COMPENSATION($)(2)
--------------------------------------   ----    ---------    --------    ------------    ------------------
George M. Klopfer.....................   1997     228,379      14,543            --              5,700
  Director &                             1996     230,632          --        12,500              4,500
  Chief Executive Officer                1995     207,492      20,000            --              4,500
Matthew S. Polk, Jr. .................   1997     204,693      12,542            --              5,700
  Chairman of the Board &                1996     203,329          --        12,500              4,500
  Secretary                              1995     180,325      17,780            --              4,500
Craig C. Georgi.......................   1997     222,633      32,841            --              5,700
  Director & Vice President --           1996     220,123          --         5,000              4,500
  Manufacturing                          1995     180,325      17,780            --              4,500
James M. Herd.........................   1997     208,285      12,662            --              5,700
  President                              1996     208,190          --        12,500              4,500
                                         1995     177,500      17,000            --              4,500
Peter D. Gaskarth.....................   1997     182,002      12,438            --              5,700
  Vice President -- Home                 1996     147,080          --        10,000                 --
  Entertainment Products                 1995     108,448       7,610            --                 --

---------------
(1) Except as disclosed in this table and in the following discussion of benefit programs, no officer named above received any perquisites or other personal benefits the aggregate amount of which exceeded the lesser of either $50,000 or 10% of the total annual salary and bonus reported in the Summary Compensation Table.

(2) These amounts represent the Company's annual contributions to its 401(k) Profit Sharing Plan.

OPTION GRANTS

     None of the named executive officers were granted stock options during the fiscal year ended March 30, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table sets forth the fiscal year-end value of all unexercised options held by named executive officers.

                                                                  NUMBER OF SHARES
                                                               UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                     OPTIONS AT               IN-THE-MONEY OPTIONS AT
                       SHARES ACQUIRED        VALUE                MARCH 30, 1997                  MARCH 30, 1997
        NAME           ON EXERCISE(#)     REALIZED($)(1)    EXERCISABLE/UNEXERCISABLE(2)     EXERCISABLE/UNEXERCISABLE
--------------------   ---------------    --------------    -----------------------------    --------------------------
George M. Klopfer...          0                  0                     0/12,500                      $0/$ 2,344
Matthew S. Polk,
  Jr. ..............          0                  0                     0/12,500                      $0/$ 2,344
Craig C. Georgi.....          0                  0                     0/ 5,000                      $0/$ 5,000
James M. Herd.......          0                  0                     0/12,500                      $0/$12,500
Peter D. Gaskarth...          0                  0                     0/10,000                      $0/$10,000

---------------
(1) The Company lent Messrs. Herd and Gaskarth cash equal to the full exercise price, plus an amount equal to the Federal and state income and employment taxes due on the exercise of the options. The loan to Mr. Herd was in the amount of $628,833, of which $475,000 was for the option exercise price and $153,833 was for taxes due on the exercise. The loan to Mr. Gaskarth was in the amount of $323,899, of which $262,500 was for the option exercise price and $61,399 was for taxes due on the exercise. Both loans are evidenced by a full recourse promissory note bearing interest at the applicable Federal mid-term rate, with interest to be paid annually in arrears. Each note is secured by the pledge of the shares acquired on March 26, 1996 by Messrs. Herd and Gaskarth, respectively.

(2) Options granted pursuant to the 1986 Equity Participation Plan. The Equity Plan offers eligible employees and directors the opportunity to acquire (a) shares of Common Stock through Stock Awards, Incentive Stock Options, Non-Qualified Stock Options; (b) Common Stock or cash through Stock Appreciation Rights and (c) cash through Tax Benefit Rights.

GENERAL

     Pension Plan. The Company established a defined benefit pension plan (the "Pension Plan") effective as of April 1, 1989, for hourly employees who meet minimum age and service requirements, plus Messrs. Klopfer, Polk and Georgi. The Pension Plan is funded entirely by the Company. As of September 1, 1995, all benefit accruals under the plan were frozen meaning that no wages earned after said date are taken into account in computing benefits under the plan.

     A participant's accrued benefit under the Pension Plan will be equal to the sum of the following amounts: First, for plan years of service completed by a participant prior to April 1, 1989, his or her accrued benefit will be equal to his or her 1988 calendar year compensation multiplied by 0.75% multiplied by the number of his or her plan years of service completed prior to April 1, 1989. Second, for each plan year of service completed after March 31, 1989 and prior to September 1, 1995, his or her accrued benefit will be equal to his or her compensation for the calendar year ending in that plan year multiplied by 0.75%.

     Each participant in the Pension Plan is always fully vested in his or her accrued benefit in the event of death, disability, or attainment of the normal retirement age (65 years) or attainment of the early retirement date (attainment of age 55 and completion of 5 years of service) while he or she is employed by the Company. Each other participant becomes vested in his or her accrued benefit upon completion of five years of service with the Company.

     Benefits under the Pension Plan are paid in the form of annual payments for the life of the participant. The estimated annual benefits payable upon retirement at normal retirement date for each of George M. Klopfer, Matthew S. Polk, Jr., Craig C. Georgi and James M. Herd are $25,218, $25,630, $23,355 and $3,577, respectively. James M. Herd entered the Plan as a participant beginning April 1, 1993.

                            STOCK PERFORMANCE CHART

     The following chart compares the cumulative total shareholder return on the Company's Common Stock during the five years ended March 30, 1997 with the cumulative total return on the CRSP Total Return Index for the NASDAQ Stock Market (US Companies) and a peer group comprised of publicly traded consumer electronics manufacturers. Included in the peer group are the following companies: Harman International Industries, Inc., Boston Acoustics, Inc., Carver Corporation, Sony Corporation, Pioneer Electronics, Emerson Radio Corporation, Cobra Electronics Corporation and International Jensen, Inc. The returns for each of the companies in the peer group was weighted according to their respective stock market capitalization. The comparison assumes $100 was invested on March 31, 1992, in the Company's Common Stock and in both the CRSP Index and the selected peer group, and the reinvestment of dividends.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
 AMONG POLK AUDIO, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

MHM PERFORMANCE CHART

* $100 invested on 3/31/92 in stock or index -- including reinvestment of dividends. Fiscal year ending March 31.

           REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is primarily comprised of base salary, cash bonuses and awards of stock bonuses or options under the Company's 1986 Equity Participation Plan. In addition, the Company's executive officers participate in the Company's 401(k) Profit Sharing Plan and Pension Plan.

     The Company's compensation philosophy is to (i) provide a competitive total compensation package that enables the Company to attract and retain the key executive talent needed to accomplish its corporate goals and (ii) provide incentive compensation that is directly linked with the performance of the Company and that align executive compensation with the interests of shareholders. In assessing the Company's performance, the Board of Directors takes into consideration the Company's earnings and return on equity among other financial criteria, although no specific weight is given to any one factor.

     In order to align executive compensation with the interests of shareholders, the Board of Directors bases increases in base salary and the amount of cash bonuses and stock or option awards on the individual performance of the executive as well as the performance of the Company, as measured by the level of earnings and return on equity.

     For the fiscal year ended March 30, 1997, the Board of Directors did not increase the base salaries of Messrs. Klopfer, Polk, Georgi and Herd, however, as indicated in the Summary Compensation Table Mr. Gaskarth was awarded an increase. Adjustments in the levels of base salary and bonuses and awards under the Company's Equity Participation Plan can be made when the Board of Directors determines that the Company's financial performance warrants such compensation.

     The Securities and Exchange Commission requires compensation committees of public companies or Board of Directors performing that function, to state their compensation policies with respect to the recently enacted Federal income tax laws that limit to $1 million the deductibility of compensation paid to any executive officer named in the proxy statement of such companies. In light of the current level of compensation for the Company's named executive officers, the Board of Directors has not adopted a policy with respect to the deductibility limit but will adopt such a policy should it become relevant.

                                          George M. Klopfer
                                          Matthew S. Polk, Jr.
                                          Craig C. Georgi
                                          Wilbert H. Sirota
                                          Robert B. Barnhill, Jr.

     Related Party Transactions. On September 23, 1985, the Company entered into a lease agreement (the "Seton Lease") with Klopfer Associates Limited Partnership ("KALP"), a Maryland limited partnership. The general partners of KALP are George M. Klopfer, Matthew S. Polk, Jr. and Craig C. Georgi. Certain trusts established for the benefit of the children of George M. Klopfer and Craig C. Georgi are limited partners of KALP. The Seton Lease obligated the Company to pay annual rentals of $500,000 per year for eight years, adjusted in each year after the second anniversary of its commencement to reflect changes in the Consumer Price Index, beginning on August 1, 1986, for a 100,000 square foot facility constructed to the Company's specifications at Seton Business Park, 5601 Metro Drive, Baltimore, Maryland 21215 (the "Seton Facility"). Rental payments are also subject to adjustment in the event the interest payable on the $2.8 million Industrial Development Revenue Bond (the "Revenue Bond") used to finance construction of the Seton Facility became taxable to the bondholders. Annual rent payable under the lease at the end of the lease term (in 1993) was approximately $660,000. On September 23, 1993, the Seton Lease was amended (the "First Seton Lease Amendment") to extend the term of the Seton Lease and to reduce the amount payable thereunder. The First Seton Lease Amendment obligated the Company to pay annual rentals of $600,000 per year for ten years beginning on October 1, 1993 for the Seton Facility, adjusted in each year after the second anniversary of its commencement to reflect changes in the Consumer Price Index. The First Seton Lease Amendment also provides the Company with a right to terminate after five years for a specified fee and requires that the Company maintain certain financial performance ratios. The First Seton Lease Amendment was unanimously approved by the Company's non-affiliated Directors, and except as noted above, kept in effect all other terms and conditions provided under the original Seton Lease. In addition to the payment of rent, the Company continues to be obligated by the terms of the First Seton Lease Amendment to pay various other costs, including real estate taxes, insurance, utilities and maintenance. KALP's interest in the Seton Lease and the First Seton Lease Amendment is collaterally assigned to NationsBank, N.A. (the "Bank"), as successor to Maryland National Bank as partial security for the Revenue Bond, and also as partial security for a $1.6 million subordinated loan originally made to KALP in 1989 by the Bank (the "Subordinated Loan"). On March 25, 1996, the principal balance on the Subordinated Loan was increased to $2.7 million pursuant to an amended Subordinated Loan agreement between KALP and the Bank. The terms of the Revenue Bond and the Subordinated Loan are normal, arm's-length commercial terms, and KALP neither requested nor obtained concessions from the Bank in negotiating the terms of the Revenue Bond and/or the Subordinated Loan, based upon, involving or affecting in any way the Company's banking relationship with the Bank. On

March 31, 1997, the Seton Lease was amended (the "Second Seton Lease Amendment") to extend the term of the First Seton Lease Amendment and to decrease the square footage and annual base rent. The Second Seton Lease Amendment reduces to 76,000 the square footage covered under the lease. The Second Seton Lease Amendment obligated the Company to pay annual rentals of $535,000 per year for ten years beginning April 1, 1997 for the Seton Facility, adjusted in each year after the first anniversary of its commencement to reflect changes in the Consumer Price Index. The Second Seton Lease Amendment does not allow the Company the right to terminate the lease after five years. All other aspects of the First Seton Lease Amendment remain in full force and effect.

     In July 1994, the Company entered into a lease agreement (the "Britannia Lease") for the term commencing September 1, 1994 and ending February 28, 1997, with Woodland Hills Properties-W, Inc., an unrelated Nevada Corporation ("Woodland"), which obligated the Company to pay a first year annual base rental (subject to escalation) of $57,216 per year for 16,442 square feet of distribution and office space (the "Britannia Facility"), in a 146,232 square foot building known as 2550 Britannia Boulevard, San Diego, California 92173 (the "Britannia Project"). Annual base rentals payable under the Britannia Lease increased to $61,164 effective as of September 1, 1995. The Britannia Lease also provided for reimbursement by the Company to the landlord of its prorata share (according to square footage) of all the operating expenses of the Britannia Property. On January 18, 1995, to become effective February 28, 1995, the Britannia Lease was amended (the "First Britannia Lease Amendment") to increase the rented area of the Britannia Facility to 32,884 square feet, to extend the term of the Britannia Lease to February 28, 1998 and to increase the annual base rental to $114,436. The First Britannia Lease Amendment provided for escalation in the base annual rental to $122,328 effective September 1, 1995, and to $130,221 effective February 28, 1997. The First Britannia Lease Amendment also provided the Company the right and option to further extend the term of the Britannia Lease until February 28, 2002, at a 4% annual increase in the base rent payable. On November 20, 1995, to become effective January 1, 1996, the Britannia Lease was again amended (the "Second Britannia Lease Amendment") to increase the rented area of the Britannia Facility to 41,205 square feet, and to increase the annual base rental to $153,283. The Second Britannia Lease Amendment also provided for escalation of the base annual rental to $163,172 effective February 28, 1997. Finally, on March 6, 1996, to become effective April 1, 1996, the Britannia Lease was further amended (the "Third Britannia Lease Amendment") to increase the rented area of the Britannia Facility to 49,426 square feet, and to increase the annual base rental to $183,865. In the Third Britannia Lease Amendment, the Company also exercised its options to extend the term of the Britannia Lease to February 28, 2002, and Woodland waived its right to receive annual rent escalations after March 1997 through the end of the amended Britannia Lease term in February 2002. On March 27, 1996, KALP purchased the Britannia Project from Woodland, together with the landlord's interest in all tenant leases thereon, including but not limited to the Company's Britannia Lease as amended by the First, Second and Third Britannia Lease Amendments. In connection with its acquisition of the Britannia Project, KALP assigned the lessor's interest in all tenant leases on the Britannia Project to Wells Fargo Bank, N.A. as partial security for a commercial mortgage on normal terms in the amount of $3.5 million (the "Britannia Loan"). There are no material banking relationships between the Company and Wells Fargo Bank, and KALP neither requested nor obtained concessions from Wells Fargo Bank in negotiating the terms of the Britannia Loan, based upon, involving or affecting in any way the Company's actual or contemplated banking relationships. On March 15, 1996, Klopfer Associates Limited Liability Corporation "KALLC," a California Limited Liability Company was established. General Managers of KALLC are George
M. Klopfer, Matthew S. Polk, Jr. and Craig C. Georgi. Certain trusts established for the benefit of the children of George M. Klopfer and Craig C. Georgi are also members of KALLC. The Britannia Facility was transferred to KALLC from KALP. On March 21, 1997 the Company agreed to an assignment of an existing lease as of and between KALLC and an unrelated party (the "Assigned Lease"), dated March 8, 1989 and amended May 18, 1993 to lease an additional 15,696 square feet of space in the Britannia Facility from KALLC beginning May 1, 1997 and continuing through May 31, 1999. The Assigned Lease calls for annual rents of $80,510 plus charges for the common area maintenance. All other terms and conditions of the Assigned Lease remained in effect.

     The non-affiliated Directors of the Company, based on detailed market surveys of the Baltimore and San Diego areas, believe that the terms of the Seton Lease as amended, and the terms of the Britannia Lease, as amended, respectively, were at least as advantageous to the Company as could have been obtained at the respective times these leases were executed, in arm's-length transactions with unrelated parties. The Company has adopted a policy that any future transactions between itself and any affiliates will continue to be subject to the unanimous approval of its disinterested directors and will be on terms no less favorable to the Company than those obtainable at arm's-length from unrelated parties.

     Wilbert H. Sirota, a director of the Company, is a partner in the law firm of Piper & Marbury L.L.P. This firm serves as general counsel to the Company.

     On March 26, 1996, the Company lent Messrs. Herd and Gaskarth cash equal to the full exercise price for 100,000 shares and 50,000 shares, respectively, plus an amount equal to the Federal and state income and employment taxes due on the exercise of the option. The loan to Mr. Herd was in the amount of $628,833 of which $475,000 was for the option exercise price and $153,833 was for taxes due on the exercise. The loan to Mr. Gaskarth was in the amount of $323,899, of which $262,500 was for the option exercise price and $61,399 was for taxes due on the exercise. Both loans are evidenced by a full recourse promissory note bearing interest at the applicable Federal mid-term rate, with interest to be paid annually in arrears. Each note is secured by the pledge of the shares acquired on March 26, 1996 by Messrs. Herd and Gaskarth, respectively.

     Compliance with Section 16(a). Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's securities, to file reports of ownership and changes in ownership. Based solely on its review of copies of the forms received by it, or written representations from certain reporting persons that they were not required to file Form 4's, the Company believes that during the last fiscal year, all filing requirements were complied with on a timely basis.

     Compensation Committee Interlocks and Insider Participation. The Company does not have an Executive Compensation Committee of the Board of Directors. Accordingly, the Board of Directors is responsible for establishing the levels of compensation and benefits for the executive officers of the Company. Messrs. Klopfer, Polk, and Georgi are executive officers and also served on the Board of Directors of the Company during fiscal 1997. Accordingly, each participated in deliberations of the Company's Board of Directors concerning executive compensation except such executive officers did not participate in deliberations concerning their own compensation.

           RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed KPMG Peat Marwick LLP to continue as its independent certified public accountants and to examine the financial statements of the Company for the current fiscal year. Representatives of KPMG Peat Marwick LLP are expected to be present at the Meeting and will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                                 OTHER BUSINESS

     At the present time, management knows of no other business which will be presented for action at the Meeting. If any other business requiring a vote of the stockholders should come before the Meeting, the persons designated as proxies will vote or refrain from voting in accordance with their best judgment.

                         STOCKHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

     Stockholder proposals to be presented at the 1998 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's principal executive offices no later than February 28, 1998 in order to be included in the Company's proxy materials relating to that meeting.

                              REPORT ON FORM 10-K

     The Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended March 30, 1997 is available to stockholders without charge upon written request. Exhibits to Form 10-K will be furnished upon payment of $.50 per page, with a minimum charge of $5.00. Send requests to Polk Audio, Inc., 5601 Metro Drive, Baltimore, MD 21215, Attention:
Gary B. Davis, Treasurer.

                            SOLICITATION OF PROXIES

     The accompanying proxy is solicited by the Board of Directors of the Company and the cost of soliciting proxies for the meeting will be borne by the Company. Proxies may be solicited by officers, directors and regular executive employees of the Company, none of whom will receive any additional compensation for their services. Solicitation of proxies may be made personally, or by mail, telephone, telegraph or messenger. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals.

                                    PROXY

                               POLK AUDIO, INC.
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                     1997 ANNUAL MEETING OF STOCKHOLDERS
               THE OFFICES OF PIPER & MARBURY L.L.P., 2nd FLOOR
              36 SOUTH CHARLES STREET, BALTIMORE, MARYLAND 21201
                     MONDAY, JULY 28, 1997, 9:00 a.m. EDT


The undersigned hereby appoints MATTHEW S. POLK, JR. and GEORGE M. KLOPFER, jointly and severally, proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote at the 1997 Annual Meeting of Stockholders of Polk Audio, Inc., and any adjournments or postponements thereof, upon any matters which may properly be brought before such Meeting, provided that said shares shall be voted as specified on the matter referred to on the reverse side which is more fully set out in the Proxy Statement dated June 26, 1997.


                 (CONTINUED, AND TO BE SIGNED ON OTHER SIDE).


                           - FOLD AND DETACH HERE -

Item 1 - Election of directors:                         Nominees: Matthew S. Polk, Jr.; George M. Klopfer; Craig C. Georgl;
                                                        Wilbert H. Sirota; Robert B. Barnhill, Jr.
          FOR all nominees        WITHHOLD AUTHORITY    (To withhold authority to vote for any individual nominee, write that
        listed to the right        to vote for all      nominee's name below.)
        (except as marked          nominees listed
         to the contrary)            to the right       -----------------------------------------------------------------------


                                                                                   The shares represented by this Proxy will be
                                                                                   voted as directed by the undersigned stockholder.
                                                                                   If no direction is given, this Proxy will be
                                                                                   voted FOR item 1. The appointed proxies may vote
                                                                                   in their discretion, upon matters which may
                                                                                   properly come before the Meeting and any
                                                                                   adjournments or postponements thereof.

                                                                                    Date: ______________________, 1997

                                                                                    ----------------------------------
                                                                                                 Signature

                                                                                    ----------------------------------
                                                                                                 Signature



                                                                                    Please sign exactly as name appears hereon.
                                                                                    Executors, administrators, trustees etc. should
                                                                                    so indicate when signing. If shares are held
                                                                                    jointly, each holder should sign.


                              - FOLD AND DETACH HERE -